FORELAND                                         2561 South 1560 West, Suite 200
CORPORATION                                      Woods Cross, Utah  84087
                                                 (801) 298-9866
                                                 Fax: (801) 298-9889



                                Letter Agreement

May 1, 2000



         This letter is intended to memorialize the terms of an agreement between Foreland Corporation, a Nevada Corporation ("Foreland") and Deerfield Production Corporation, a Delaware Corporation ("Deerfield") concerning a farmout of the "Hay Ranch" prospect in Eureka County, Nevada. It is anticipated that a complete farmout agreement and operating agreement will be prepared for execution forthwith.

1. On or before July 31, 2000 the Marshall Group ("Marshall") will at its sole cost and expense, commence or cause to be commenced a test well in Section 16, T29N-R52E, Eureka Co. Nevada, and drill and complete or plus and abandon a 6000' Newark Canyon/Chainman test well. Foreland will be operator of the well.

2. By drilling and completing or plugging and abandoning the test well (the "test well"), Marshall would earn an assignment of a 75% working interest in the well and the eight surrounding 160 acre wellsites (1280) acres to a depth equal to the total depth of the test well within the 5345.96 acres comprising the approved but not as yet authorized Federal Unit, (the "Unit"), (see attached Unit map and Table). The Test Well will also earn a 50% interest in the balance of the Unit acreage to TD. Deerfield will deliver to Marshall an 80% net revenue interest ("NRI"), proportionately reduced to Deerfield's interest (where possible) in Said Leases. The NRI delivered pursuant to this Agreement may be less than 80%, proportionately reduced, when acquired by Deerfield.

3. Foreland and Deerfield will share the promoted 25% carried interest on a 1/3 Foreland 2/3 Deerfield basis, respectively.

4. An acreage fee of $10 per acre on the 5345.96 acres within the Unit will be paid by Marshall with such fee to be split between Foreland and Deerfield proportionately on the same basis as in item three.

                                                                          /s/RSJ
                                                                           /s/BD

                       Oil and Gas Exploration Development

5. within thirty (30) days of reaching total depth on the initial well, Marshall shall elect to:

         (1) drill within 60 days of its election at its sole cost and expense a second test well in the same Federal Unit to test the Devonian anticipated at 8000', to earn the same interests as previously stated below TD of the first Test Well, with no additional acreage fee due, or

         (2) drill on below the Newark Canyon formation at its sole cost and expense to test the Devonian anticipated at 8000' to earn the same interests as previously stated below the Newark Canyon formation, with no additional acreage fee due, or

         (3) reserve for a period of nine months a right to participate on a "most favored nations" basis 50% of the working interest if the Devonian test is sold to a third party, including any acreage fee charged to that third party.

6. The Test Well and any subsequent wells drilled under the terms of this letter agreement will be operated in accordance with a mutually agreeable 1989 AAPL
Operating Agreement and Area of Mutual Interest Agreement. Said Operating Agreement will provide for drilling and producing well rates of $6,500 and $650 respectively. The operating agreement will have a nonconsent penalty for subsequent operations of 300%.

7. It is acknowledged that Foreland may participate in drilling as part o the "Marshall Group" subject to the success of Foreland's fundraising efforts.

8. Notwithstanding anything to the contrary in this Letter Agreement, the parties acknowledge and agree that Deerfield's obligations hereunder are conditioned upon the execution of a written agreement between Foreland and Marshall on the terms and conditions set out in this Letter Agreement. If Foreland and Marshall fail to reach such agreement by June 1, 2000, then Deerfield shall have no obligation to either Foreland or Marshall under this Letter Agreement.

                                                                          /s/RSJ
                                                                           /s/BD

(Foreland/Deerfield letter agreement)




Agreed this 1st day of May, 2000.

Deerfield Production                                   Foreland Corporation

/s/Robert Imel                                         /s/ Bruce C. Decker
---------------------------                            ------------------------
President                                              Vice-President
Title                                                  Title

                        Deerfield Production Corporation



                                  June 23, 2000

Bruce C. Decker
Foreland Corporation
2561 South 1560 West, Suite 200
Woods Cross, UT  84087


     Re: Proposed Amendment to Letter Agreement dated May 1, 2000 between Foreland and Deerfield (the "Hay Ranch Agreement"):


Dear Bruce:

                  With respect to the captioned Hay Ranch Agreement,

         1. The date in the first sentence of Paragraph 1, "July 31, 2000," shall be deleted and replaced by "September 1, 2000."

         2. Paragraph 4 shall be deleted and replaced in its entirety by the following:

                  "An acreage fee of $10 per acre on the 5,345.96 acres within the Unit will be paid by Foreland with such fee to be split between Foreland and Deerfield proportionately on the same basis as in item 3."

                  Please acknowledge these changes by signing and returning a copy of this letter to me.

                                           Sincerely,



                                           Steven P. McDonald
                                           Vice President

(page 2 of Amendment to Letter Agreement dated May 1, 2000)

Agreed to this 23rd day of June, 2000.

FORELAND CORPORATION

By: /s/ Bruce C. Decker
    ------------------------
    Bruce C. Decker
    Vice-President